Exhibit 99.2

BOISE INC.

Form of Restricted Stock Unit Award Agreement

Officers

This Restricted Stock Unit Award Agreement (the “Agreement”) is made as of May 2, 2008 (the “Award Date”), by and between Boise Inc. (“Boise”) and                                        (“Awardee” or “you”) pursuant to the Boise Inc. Incentive and Performance Plan (the “Plan”) and pursuant to the following terms:

1.             Terms and Conditions; Definitions.  This Award is subject to all the terms and conditions of the Plan.  All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.             Award.  You are awarded                        restricted stock units (RSUs), at no cost to you, subject to the restrictions set forth in the Plan and this Agreement.  These RSUs are the “Award.”

3.             Time-Based Portion.  Fifty percent (50%) of the Award is subject to time-based vesting restrictions, as set forth below.

3.1           Restriction Period.  One-third of the time-based portion of the Award shall vest on each of the following dates:  February 28, 2009; February 28, 2010; and February 28, 2011 (each a “Vesting Date”), subject to the EBITDA goals in Section 3.2 below.  Any RSUs not vested on or before February 28, 2011, shall be forfeited.

3.2           EBITDA Goals.  EBITDA goals have been established for the time-based portion of the Award, as follows.

3.2.1        Single Year Goal.  On each Vesting Date above, the Compensation Committee shall determine whether the company achieved $100 million of EBITDA in the prior fiscal year.  If so, one-third of the time-based vesting RSUs shall vest on that Vesting Date.  If not, the RSUs which would otherwise vest on that Vesting Date shall not vest at that time.

3.2.2        Three Year Goal.  On February 28, 2011, the Compensation Committee shall determine whether the company achieved cumulative $300 million of EBITDA over the prior three fiscal years.  If so, any RSUs which did not vest on the original Vesting Date pursuant to Section 3.2.1 shall vest on the final Vesting Date.  If not, any RSUs which did not vest on the original Vesting Date pursuant to Section 3.2.1 shall not vest and shall be forfeited.

3.2.3        Definition of EBITDA.  EBITDA means earnings before interest, taxes, and non-cash items such as depreciation, depletion and amortization, adjusted for non-cash long-term compensation, calculated by Boise based on publicly filed financial information.

4.             Performance-Based Portion.  Fifty percent (50%) of the Award is subject to performance-based vesting restrictions, as described below.

4.1           Restriction Period and Performance Goals.

4.1.1        Closing Price of $10 per Share.  Twenty-five percent (25%) of the Award will vest and become payable on February 28, 2011, if the closing price of Boise Inc. stock has been at least $10 per share for at least 20 trading days in any period of 30 consecutive trading days between the Award Date and February 28, 2011.

4.1.2        Closing Price of $12.50 per Share.  Twenty-five percent (25%) of the Award will vest and become payable on February 28, 2011, if the closing price of Boise Inc. stock has been at least $12.50 per share for at least 20 trading days in any period of 30 consecutive trading days between the Award Date and February 28, 2011.

4.1.3        Definition of Closing Price.  Closing Price means the closing price of Boise Inc. common stock on the New York Stock Exchange, or, if the stock is not listed on the New York Stock Exchange, any other established stock exchange or national market system on which the stock is listed.

4.2           Any RSUs not vested on February 28, 2011, shall be forfeited.

5.             Termination of Employment.  If you terminate employment before February 28, 2011, RSUs not vested at the time of your Termination of Employment will be treated as follows:

5.1          If your Termination of Employment is a direct result of the sale or permanent closure of any facility or operating unit of Boise, or a bona fide curtailment, or a reduction in workforce, as determined by Boise in its sole discretion, and you execute a waiver/release in the form required by Boise, or if your Termination of Employment is a result of your retirement, death, or total and permanent disability, and in either case the Termination of Employment constitutes a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder, you will receive a pro rata portion of the RSUs not yet vested at the time of your Termination of Employment, calculated based on months worked during the restriction period, as follows:

5.1.1        The performance-based portion, based on the number of full months worked since the Award Date over 34 months; plus

5.1.2        The time-based portion of the Award scheduled to vest on February 28, 2011, based on the number of full months worked since the Award Date over 34 months; plus

5.1.3        If your Termination of Employment occurs prior to February 28, 2010, the time-based portion of the Award scheduled to vest on February 28, 2010, based on the number of full months worked since the Award Date over 22 months; plus

5.1.4        If your Termination of Employment occurs prior to February 28, 2009, the time-based portion of the Award scheduled to vest on February 28, 2009, based on the number of full months worked since the Award Date over 10 months.

Any RSUs you receive under this Section 5.1 will vest and become payable as of the date of Termination of Employment.  Any unvested RSUs remaining will be forfeited.

5.2           If your Termination of Employment is a direct result of a strategic transaction (e.g., a reorganization, sale, divestiture, or spin-off) involving an organizational unit larger than a single location, as determined by Boise in its sole discretion, and the Termination of Employment constitutes a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder, and you execute a waiver/release in the form required by Boise, you will receive a portion of the unvested RSUs calculated according to Section 5.1, subject to change by the Compensation Committee of Boise’s board of directors, in its sole discretion.

Any RSUs you receive under this Section 5.2 will vest and become payable as of the date of Termination of Employment.  Any unvested RSUs remaining will be forfeited.

5.3           If (i) you have a written severance agreement between you and Boise Paper Holdings, L.L.C. (or its successor under the terms of that agreement) specifying certain benefits upon a “Qualifying Termination” (as that term is used in the severance agreement), and (ii) your Termination of Employment occurs during the term of that severance agreement, and (iii) your Termination of Employment is not covered under either Section 5.1 or Section 5.2 above, but it is a “Qualifying Termination” under that severance agreement, and (iv) your Termination of Employment constitutes a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder, you will receive a portion of the unvested RSUs calculated according to Sections 5.1.2, 5.1.3 and 5.1.4.  In addition, if at the time of your Termination of Employment, the performance goals in Section 4.1.1 and/or Section 4.1.2 have been met, then you will receive the portion of the Award with respect to which the applicable performance goals have been met.

Any RSUs you receive under this Section 5.3 will vest and become payable as of the date of Termination of Employment.  Any unvested RSUs remaining will be forfeited.

5.4           Upon your voluntary or involuntary Termination of Employment for any other reason (including a Termination of Employment that is not a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder), all RSUs not yet vested at the time of termination will be immediately forfeited.

For purposes of this Section 5, “retirement” means Termination of Employment at or after age 55 with at least 10 years of service, or Termination of Employment at or after age 65.

6.             Change in Control.  Upon a Change in Control which occurs prior to February 28, 2011, and which also constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation,” or a “change in the ownership of a substantial portion of the assets of the corporation,” as those terms are defined pursuant to Section 409A of the Internal Revenue Code and the regulations thereunder, the following terms shall apply.

6.1           Time-Based Portion.  The time-based portion of this Award shall vest and become payable as of the date of the Change in Control, except to the extent that a Replacement Award is provided to the Awardee, as described in Section 22 of the Plan.

6.2           Performance-Based Portion.  With respect to the performance-based portion of this Award, the performance goals in Sections 4.1.1 and 4.1.2 shall be deemed to have been met.  The performance-based portion of this Award shall vest and become payable as of the date of the Change in Control, except to the extent that a Replacement Award is provided to the Awardee, as described in Section 22 of the Plan, provided that a Replacement Award shall not contain any performance goals but shall be time-vesting only.

7.             No Transfer.  The RSUs awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting.  Any attempt to transfer your rights in the awarded RSUs prior to vesting will result in the immediate forfeiture of the awarded RSUs.

8.             Rights.  With respect to the awarded RSUs, you are not a shareholder and do not have any voting rights.  You shall not be entitled to receive any dividends, notional or otherwise, with respect to the RSUs during the restriction period.

9.             Payment.  Vested RSUs will be paid to you in whole shares of Boise common stock.  Partial shares, if any, will be paid in cash.

9.1           Time of Payment.  The designated payment date for purposes of Section 409A of the Internal Revenue Code and the regulations thereunder shall be the indicated vesting date for RSUs vesting pursuant to Sections 3 and 4, and shall be the date of Termination of Employment for RSUs vesting pursuant to Section 5.  Delivery of shares pursuant to this Agreement shall be made as soon as practicable following the vesting of RSUs according to this Agreement, but in any case by the later of December 31st of the calendar year in which such vesting occurs or the 15th day of the third calendar month following the designated payment date.

9.2           Delay for “Specified Employees.”  To the extent required to comply with Section 409A of the Internal Revenue Code and the regulations thereunder, if you are a “specified employee” (within the meaning of Internal Revenue Code Section 409A(a)(2)(B)), notwithstanding Section 9.1, you shall not receive any payment pursuant to Section 5 within 6 months after the date of your Termination of Employment, provided that if your Termination of Employment is due to death, this delay shall not apply.  Amounts otherwise payable within 6 months after the date of your Termination of Employment shall be paid on the date that is 6 months and 1 day after the date of your Termination of Employment, or, if such date is not a business day, the next business day following such date.  No interest shall accrue during the 6 month period.

You must sign this Agreement and return it to Boise’s Compensation Department on or before May 30, 2008, in order for the Award to be effective.  If this Agreement is not received by the Compensation Department on or before May 30, 2008, the Award will be forfeited.  Return your executed Agreement to:  Jeannine Sims, Compensation Department, Boise Paper Holdings, L.L.C., P.O. Box 990050, Boise, ID  83799-0050, or fax your signed form to 208-333-1846.

Boise Inc.	Awardee

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